SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549




                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


        Date of report (Date of earliest event reported): August 6, 2001
                                 --------------


                           CDW Computer Centers, Inc.
             (Exact Name of Registrant as Specified in Its Charter)



        Illinois                    0-21796                  36-3310735
        --------                    -------                  ----------
    (State or Other        (Commission File Number)        (IRS Employer
    Jurisdiction of                                      Identification No.)
     Incorporation)


           200 N. Milwaukee Ave.                          60061
          Vernon Hills, Illinois                        (Zip Code)
(Address of Principal Executive Offices)


       Registrant's telephone number, including area code: (847) 465-6000
                                 --------------



                                       N/A
          (Former Name or Former Address, if Changed Since Last Report)



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Item 5.           Other Events.

         On August 6, 2001, CDW Computer Centers, Inc. issued a press release updating certain projections regarding its performance in the third quarter of 2001 that it had previously disclosed in a press release dated as of July 19, 2001. The text of the August 6, 2001 release is as follows:



Vernon Hills, Illinois, August 6, 2001

CDW Computer Centers, Inc. (Nasdaq:CDWC) today announced that average daily net sales for the month of July 2001 were flat compared to July 2000.

         Chairman and CEO John Edwardson commented, "In light of the proposed public offering of 8.75 million shares of common stock by three of the Company's shareholders, we felt it was appropriate to provide investors with recent sales data and revised revenue and earnings guidance. Our business customers continue to be affected by the current economic downturn. Based on recent sales trends and the continuing soft IT spending environment there is uncertainty as to our ability to achieve original sales targets for August and September of 2001. Accordingly, it now appears that sales for the third quarter ending September 30, 2001 will be in the range of $960 million to $1.010 billion. This range is based upon achieving modest increases in daily sales in August and September versus the current daily sales rate. Our ability to achieve such sales increases is dependent on IT spending levels, anticipated strength in our government sales base and competitive conditions. We expect earnings per diluted share for the third quarter to be in the range of $0.43 to $0.47."

         "We remain optimistic on the Company's long-term outlook and believe that CDW's performance will continue to outpace the industry. CDW has demonstrated a unique ability to overcome and adapt to market challenges and we remain confident in our ability to successfully execute our profitable and scalable business model," Edwardson concluded.

         A brief conference call with be held at 5:45 p.m. eastern time to discuss this press release. The dial-in number for the call is (888) 455-9655. The host for the call is John Edwardson and the passcode is CDWC. The international dial-in number is (712) 271-0343. A replay of the call will be available beginning two hours after the conclusion of the call until midnight on August 9, 2001. The replay will be available by dialing (888) 562-3873. International callers can access the replay by dialing (402) 220-6517.

         The statements in this release concerning the Company's projected sales and projected earnings per share, and other statements of a non-historical basis (including our position relative to the market) are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the continued acceptance of the Company's distribution channel by vendors and customers, the continuing development, maintenance and operation of our IT systems, the timely availability and acceptance of new products, continuation of key vendor relationships and support programs, changes and uncertainties in economic conditions that could affect the rate of IT spending by our customers, changes in pricing by our vendors, our management transition and the ability of the Company to hire and retain qualified account managers. Should one or more of these risks or uncertainties materialize, or should our assumptions underlying forward-looking statements prove incorrect, actual results may vary materially from those described in this press release. Additional discussion regarding risks and uncertainties and other factors affecting the Company's business and prospects is contained in the Company's filings with the Securities and Exchange Commission.

About CDW Computer Centers, Inc.

         CDW(R) (Nasdaq: CDWC - news), ranked No. 435 on the FORTUNE 500, offers complete, customized technology solutions for businesses, government agencies and educational institutions nationwide. CDW is a leading source of technology products and services from companies such as Cisco, Compaq, Hewlett-Packard, IBM, Intel, Microsoft, Sony, Toshiba and other top name brands. CDW was founded in 1984 as a home-based business and today employs more than 2,700 coworkers whose efforts generated net sales of $3.8 billion in 2000. CDW's direct model offers one-on-one relationships with highly trained account managers; purchasing via telephone, the award-winning www.cdw.com Web site, and customized CDW@work(TM) extranets; custom configured solutions and same day shipping; flexible financing solutions; and, telephone and online technical support with its factory-trained and A+ certified technicians. Additional information can be found by visiting http://www.cdw.com .


                         For more information about CDW:
                 Visit CDW on the Internet at http://www.cdw.com
  Contact CDW Investor Relations via the Internet at investorrelations@cdw.com
                        Or by telephone at 847-419-8234.

A registration statement relating to the securities covered by the public offering mentioned above has been filed with the Securities and Exchange Commission but has not yet become effective. Those securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of those securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

                                    Signature

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                    CDW Computer Centers, Inc.



Date:  August 6, 2001               By:  /s/ Harry J. Harczak, Jr.
                                         -------------------------
                                         Harry J. Harczak, Jr.
                                         Executive Vice President Corporate
                                         Strategy and Chief Financial Officer